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                                                                    Exhibit 23.1

                             [KPMG LLP Letterhead]

                       Independent Accountants' Consent

We consent to the inclusion of our report dated October 27, 1998, with respect to the consolidated statements of financial condition of Pulse Bancorp, Inc. and subsidiaries as of September 30, 1997 and 1998 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998, which report appears in the Form 8-K/A of First Sentinel Bancorp, Inc. dated March 5, 1999.

                                       /s/  KPMG LLP

Short Hills, New Jersey
March 5, 1999